Exhibit 23.1

Independent Auditor’s Consent

We consent to the incorporation by reference in the Registration Statement (No. 333-131153) on Form S-8 of Linn Energy, LLC of our reports dated October 12, 2006, relating to our audit of the combined financial statements of BlackSand Partners, L.P., Blacksand GP, LLC and Blacksand Acquisition, LLC as of and for the year ended December 31, 2005 and the financial statements of BlackSand Partners, L.P. as of and for the year ended December 31, 2004 and as of December 31, 2003 and for the period from February 28, 2003 (Inception) to December 31, 2003 included in this Current Report on Form 8-K/A.

/s/ Hein & Associates LLP

Denver, Colorado
October 12, 2006